State of North Carolina
Department of the Secretary of State

ARTICLES OF AMENDMENT
BUSINESS CORPORATION

Pursuant to the § 55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is: Piedmont Mining Company, Inc.

2.	The text of each amendment adopted is as follows (State below or attach):
See attached Certificate of Designation for Series B Preferred Stock

3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

4.	The date of adoption of each amendment was as follows: March 1, 2011

5.	(Check either a, b, c, or d, whichever is applicable)

a.        The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.
b.        The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.
c.  x     The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required because (set forth a brief explanation of  why shareholder action was not required.)
The Articles of Incorporation, as amended, authorizes the Board of Directors to create and designate any series of the authorized and unissued class of Preferred Stock and determine the shares for such series.2
d.        The amendment(s) was (were) approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

CORPORATIONS DIVISION                                                                P.O. BOX 29622                                                             Raleigh, NC 27626-0622
(Revised January 2002)                                                                                                                                                            (Form B-02)

ARTICLES OF AMENDMENT
BUSINESS CORPORATION

6.	These articles will be effective upon filing unless a delayed time and date is specified:

This is the 2nd day of March, 2011.

Piedmont Mining Company, Inc.

By:    /s/ Robert M. Shields Jr.
Chief Executive Officer

Notes:
1.  Filing fee is $50.  This document must be filed with the Secretary of State

CORPORATIONS DIVISION                                                                P.O. BOX 29622                                                             Raleigh, NC 27626-0622
(Revised January 2002)                                                                                                                                                            (Form B-02)

CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS

OF SERIES B PREFERRED STOCK OF

PIEDMONT MINING COMPANY, INC.

Pursuant to Section 55-6-02 of the Business Corporation Act of the State of North Carolina, the undersigned Chief Executive Officer of Piedmont Mining Company, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of North Carolina, DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation's Articles of Incorporation, as amended, and in accordance with the provisions of the resolution creating a series of the class of the Corporation's authorized Preferred Stock designated as Series B Preferred Stock as follows:

FIRST: The Articles of Incorporation, as amended, of the Corporation authorizes the issuance of 200,000,000 shares of common stock. no par value per share, and 50,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”) and, further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock, not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: By approval of the Board of Directors of the Corporation at a meeting on March 1, 2011,  the Board of Directors designated 10,000,000 shares of the Preferred Stock as Series B Preferred Stock.  The designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Series B Preferred Stock shall be as hereinafter described.

THIRD: Article IV of the Articles of Incorporation of this Corporation is amended to include the following:

Series B Preferred Stock

The Corporation shall designate a series of preferred stock, consisting of 10,000,000 shares, as Series B Preferred Stock which shall have the following designations, rights and preferences (“Series B Preferred”):

1.
Dividends. The holders of Series B Preferred shall have no rights to receive dividend distributions or to participate in any dividends declared by the Corporation to or for the benefit of the holders of its Common Stock.

2.	Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

“Business Day” means a day in which a majority of the banks in the State of New York in the United States of America are open for business.

“Certificate of Amendment” means a Certificate of Amendment to the Corporation’s Articles of Incorporation filed with the Secretary of State of North Carolina, to, among other things, effect a Reverse Split of its outstanding shares of Common Stock.

“Common Stock” means the Corporation’s, no par value, common stock.

“Effective Date” shall mean the later to occur of (a) the date the Certificate of Amendment becomes effective with the Secretary of State of North Carolina; and (b) the date the Reverse Split is effected with the Transfer Agent.

“Holder(s)” shall mean the person or entity in which the Series B Preferred is registered on the books of the Corporation.

“Restricted Shares” means shares of the Corporation’s Common Stock which are restricted from being transferred by the holder thereof unless the transfer is effected in compliance with the Securities Act of 1933, as amended, and applicable state securities laws, which shares shall bear the following restrictive legend (or one substantially similar):

"The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act.  The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) that registration is not required under any such acts."

“Reverse Split” means a reverse stock split of the Corporation’s outstanding shares of Common Stock which has been approved by a majority of the Corporation’s voting shares (which includes the voting rights of the Series B Preferred) subsequent to a filed Schedule 14A or Schedule 14C Information Statement.

3.
Liquidation Preference. The Holders of the Series B Preferred Stock shall be entitled to a liquidation preference in an amount of $1.00 per share prior to the holders of Common Stock in the event of liquidation.

4.	Conversion Rights. The Series B Preferred shall have the following conversion rights (the “Conversion Rights”):

a.
Automatic Conversion.  Upon the Effective Date of the Reverse Split (the “Automatic Conversion Date”), each share of Series B Preferred Stock will automatically convert into shares of the Corporation’s post-Reverse Split Common Stock (the “Automatic Conversion”), at the rate of One (1) post-Reverse Split share of the Company’s Common Stock for each one (1) share of Series B Preferred held by each Holder of Series B Preferred (the “Conversion Rate”), without any required action by the Holder thereof.  As soon as practicable after the Automatic Conversion, each stock certificate (if any) evidencing ownership of the Series B Preferred shares (the “Series B Preferred Stock Certificate(s)”), shall be surrendered to the Corporation for exchange by the Holders thereof.  Upon receipt of the Series B Preferred Stock Certificates, duly endorsed, or certifications confirming the ownership of such Series B Preferred Stock, the Corporation (itself, or through its transfer agent) shall promptly issue to the exchanging Holder that number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock being converted, under the Conversion Rate (the “Conversion Shares”).  All Common Stock issued to the exchanging Holder will be issued as Restricted Shares.

In the event that the Series B Preferred Stock Certificates are not surrendered to the Corporation within Five (5) Business Days of the Automatic Conversion Date, each Series B Preferred Stock Certificate shall automatically, and without any required action by the Holders thereof be cancelled and terminated and the Conversion Shares shall be issued to the prior Holders of the Series B Preferred Stock Certificates pursuant to and in connection with the Conversion Rate and mailed to such Holders at their address of record as provided by such Holders to the Corporation.  All Common Stock issued to the exchanging Holder will be issued as Restricted shares.

b.
Taxes. The Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series B Preferred so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

c.
No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series B Preferred against impairment. Notwithstanding the foregoing, nothing in this Section 4 shall prohibit the Corporation from amending its Articles of Incorporation with the requisite consent of its shareholders and the Board of Directors.

d.
Fractional Shares. If any conversion of Series B Preferred would result in the issuance of a fractional share of Common Stock (aggregating an individual Holder’s  shares of Preferred Stock being converted pursuant to the Automatic Conversion), such fractional share shall be rounded to one whole share of Common Stock.

5.
Voting. The shares of Series B Preferred shall have the same voting rights as those accruing to the Common Stock and shall vote that number of voting shares as are issuable upon conversion of such Series B Preferred that any Holder holds as of the record date of any such vote based on the Conversion Ratio. The voting rights of the Series B Preferred shall be applicable regardless of whether the Corporation has a sufficient number of authorized but unissued shares of Common Stock then available to affect an Automatic Conversion. Each Holder of the Series B Preferred shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the by-laws of the Corporation.  Unless otherwise required by law, the Series B Preferred shall vote with the Common Stock together as a class with respect to any question upon which holders of Common Stock have the right to vote.

6.	Dividends. The Holders of the Series B Preferred shall not be entitled to receive dividends paid on the Common Stock and the Series B Preferred shall not accrue any dividends.

7.	Redemption Rights. The shares of Series B Preferred shall not have or be subject to any redemption rights.

8.
Protective Provisions. Subject to the rights of series of Series B Preferred which may from time to time come into existence, so long as any shares of Series B Preferred are outstanding, this Corporation shall not without first obtaining the approval (by written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series B Preferred, voting together as a class:

(a)	Increase or decrease (other than by conversion) the total number of authorized shares of Series B Preferred;

(b)
Effect an exchange, reclassification, or cancellation of all or a part of the Series B Preferred, including a reverse stock split (other than the Reverse Split), but excluding a stock split, so long as the Series B Preferred’s Conversion Rights are not diminished in connection therewith;

(c)
Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series B Preferred other than as provided herein or in any Share Exchange Agreement or related document entered into between the Corporation and the Holders of the Series B Preferred; or

(d)
Alter or change the rights, preferences or privileges of the shares of Series B Preferred so as to affect adversely the shares of such series, including the rights set forth in this Certificate of Designation.

9.
Preemptive Rights. Holders of Series B Preferred and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Corporation, except as specifically set forth herein or in any other document agreed to by the Corporation.

10.
Notices.  In addition to any other means of notice provided by law or in the Corporation's Bylaws, any notice required by the provisions of this Certificate of Designation to be given to the Holders of the Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at such Holder's address appearing on the books of the Company.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its Chief Executive Officer as of this 2nd day of March 2011.

Piedmont Mining Company. Inc.

By:	/s/ Robert M. Shields
Robert M. Shields, Jr.
Chief Executive Officer